October 19, 2006

Cash Account Trust

    Government & Agency Securities Portfolio

222 South Riverside Plaza

Chicago, Illinois 60606

Ladies and Gentlemen:

We are acting as counsel to the Cash Account Trust, a Massachusetts business trust (the “Trust”), in connection with the Trust’s filing of a Registration Statement on Form N-14 and Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 (File No. 333-136229) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), covering the issuance of shares of beneficial interest, without par value (the “Shares”), of Government & Agency Securities Portfolio, a series of the Trust (the “Acquiring Fund”), pursuant to the proposed reorganizations of Government & Agency Securities Portfolio, a series of Investors Cash Trust, a Massachusetts business trust, and DWS Government & Agency Money Fund, a series of DWS Money Funds, a Massachusetts business trust (Government & Agency Securities Portfolio and DWS Government & Agency Money Fund, each an “Acquired Fund” and collectively, the “Acquired Funds” ), as described in the Registration Statement and pursuant to separate Agreements and Plans of Reorganization by and among the Trust on behalf of the Acquiring Fund; Investors Cash Trust and DWS Money Funds on behalf of each respective Acquired Fund; and Deutsche Investment Management Americas Inc. (for purposes of Section 10.2 only); the form of which is included in the Registration Statement (the “Agreement”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. In connection with rendering that opinion, we have examined the Registration Statement, the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended (the “Declaration of Trust”), the Trust’s Bylaws, as amended, the actions of the Trustees of the Trust that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

Cash Account Trust

    Government & Agency Securities Portfolio

October 19, 2006

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal securities laws of the United States of America and the laws of the Commonwealth of Massachusetts which, in our experience, are normally directly applicable to the issuance of shares of beneficial interest by an entity such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Registration Statement and the Agreement have been duly authorized for issuance; and (b) when issued upon the terms provided in the Registration Statement and the Agreement, subject to compliance with the Securities Act of 1933, as amended (the “1933 Act”), the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Registration Statement and the Agreement will be validly issued, fully paid and non-assessable.

Under Massachusetts law, shareholders of a “Massachusetts business trust” could, under certain circumstances, be held personally liable for the obligations of the Trust or the Acquiring Fund. However, the Declaration of Trust disclaims shareholder liability for acts and obligations of the Trust or the Acquiring Fund and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or officers of the Trust. The Declaration of Trust also provides for indemnification out of the property of the Acquiring Fund for all losses and expenses of any shareholder of the Acquiring Fund held personally liable for the obligations of the Acquiring Fund. Thus, the risk of liability is limited to circumstances in which the Acquiring Fund would be unable to meet its obligations to such a shareholder.

This opinion is rendered solely for your use in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C

VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.